                                                                  EXHIBIT (a)(4)


                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                     DATA PROCESSING RESOURCES CORPORATION

                                       AT

                              $24.00 NET PER SHARE

                                       BY

                              COMP ACQUISITION CO.

                          A WHOLLY OWNED SUBSIDIARY OF

                             COMPUWARE CORPORATION

                 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT
           12:00 MIDNIGHT, EASTERN TIME, ON WEDNESDAY, JULY 28, 1999,
                         UNLESS THE OFFER IS EXTENDED.

                                 June 30, 1999

                     To Brokers, Dealers, Commercial Banks,
                      Trust Companies and Other Nominees:

     We are enclosing the material below in connection with COMP Acquisition Co.'s ("PURCHASER") offer to purchase all outstanding shares of common stock, no par value (the "SHARES"), of Data Processing Resources Corporation (the "COMPANY"), a California corporation, at a price of $24.00 per Share, net to the seller in cash without interest thereon and subject to reduction for any applicable federal backup or other withholding or stock transfer taxes, upon the terms and subject to the conditions set forth in Purchaser's Offer to Purchase, dated June 30, 1999 (the "OFFER TO PURCHASE"), and the related Letter of Transmittal (which together constitute the "OFFER") enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST 91% OF THE SHARES OF DATA PROCESSING RESOURCES CORPORATION COMMON STOCK OUTSTANDING AT THE CLOSE OF BUSINESS ON THE LAST BUSINESS DAY BEFORE THE OFFER EXPIRES, AND (2) THE EXPIRATION OR TERMINATION OF THE APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED.

Enclosed for your information and use are copies of the following documents:

          1.  Offer to Purchase, dated June 30, 1999;

          2. Letter of Transmittal to be used by holders of Shares in accepting the Offer and tendering Shares;

          3. Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents are not immediately available or cannot be delivered to EquiServe (the "DEPOSITARY") by the Expiration Date (as defined in the Offer to Purchase) or if the procedure for book-entry transfer cannot be completed by the Expiration Date;

          4. A letter to shareholders of the Company from Mary Ellen Weaver, Chairman of the Board and Chief Executive Officer of the Company, together with a Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by the Company;

          5. A letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

          6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

          7.  Return envelope addressed to the Depositary.

     WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME, ON WEDNESDAY, JULY 28, 1999, UNLESS THE OFFER IS EXTENDED.

     In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates evidencing such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase)), (ii) a Letter of Transmittal (or facsimile thereof) properly completed and duly executed or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares and
(iii) any other required documents.

     If a holder of Shares wishes to tender, but cannot deliver such holder's certificates or other required documents, or cannot comply with the procedure for book-entry transfer, prior to the expiration of the Offer, a tender of Shares may be effected by following the guaranteed delivery procedure described in Section 3 of the Offer to Purchase.

     Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than the Depositary and the Information Agent as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. However, Purchaser will reimburse you for reasonable and necessary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. Purchaser will pay or cause to be paid any stock transfer taxes payable with respect to the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

     Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed material may be obtained by contacting Innisfree M&A Incorporated (the "INFORMATION AGENT") at its address and telephone numbers set forth on the back cover page of the Offer to Purchase.

                                          Very truly yours,

                                          COMP ACQUISITION CO.

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL AUTHORIZE YOU OR ANY OTHER PERSON TO ACT ON BEHALF OF OR AS THE AGENT OF COMPUWARE CORPORATION, COMP ACQUISITION CO., DATA PROCESSING RESOURCES CORPORATION, OR INNISFREE M&A INCORPORATED, OR OF ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR TO MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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